FORM 10f-3

                              THE BLACKROCK FUNDS

                         Record of Securities Purchased
                    Under the Trust's Rule 10f-3 Procedures

1.   Name of Purchasing Portfolio: See Attached

2.   Issuer: IdeArc INC

3.   Date of Purchase: 11/1/06

4.   Underwriter from whom purchased: JP Morgan

5. Name of Affiliated Underwriter (as defined in the Trust's procedures) managing or participating in syndicate: Merril Lynch

6. Aggregate principal amount of purchased (out of total offering): 90mm out of 2.85billion

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering): see attached

8.   Purchase price (net of fees and expenses): 100

9.   Date offering commenced: 11/1/06

10.  Offering price at end of first day on which any sales were made: 101

11.  Have the following conditions been satisfied:                     Yes   No
                                                                       ---   ---
     a.   The securities are part of an issue registered
          under the Securities Act of 1933, as amended,
          which is being offered to the public, OR are
          Eligible Municipal Securities, OR are securities
          sold in an Eligible Foreign Offering OR are
          securities sold in an Eligible Rule 144A Offering
          OR part of an issue of government securities.                 X
                                                                       ---   ---

                                                                       Yes   No
                                                                       ---   ---

     b.   The securities were purchased prior to the end of
          the first day on which any sales were made, at a
          price that was not more than the price paid by
          each other purchaser of securities in that
          offering or in any concurrent offering of the
          securities (except, in the case of an Eligible
          Foreign Offering, for any rights to purchase
          required by laws to be granted to existing
          security holders of the Issuer) OR, if a rights
          offering, the securities were purchased on or
          before the fourth day preceding the day on which
          the rights offering terminated.                                 X
                                                                         --- ---


     c.   The underwriting was a firm commitment
          underwriting.                                                   X
                                                                         --- ---


     d.   The commission, spread or profit was reasonable
          and fair in relation to that being received by
          others for underwriting similar securities during
          the same period.                                                X
                                                                         --- ---


     e.   In respect of any securities other than Eligible
          Municipal Securities, the issuer of such
          securities has been in continuous operation for
          not less than three years (including the
          operations of predecessors).                                    X
                                                                         --- ---


     f.   Has the affiliated underwriter confirmed that it
          will not receive any direct or indirect benefit as
          a result of BlackRock's participation in the
          offering?                                                       X
                                                                         --- ---

Approved: Derek Schoenhofen   Date:   11/1/06
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